EVANS BANCORP, INC.

EXECUTIVE SEVERANCE PLAN

Article I.
ESTABLISHMENT OF THE PLAN

Evans Bancorp, Inc. (“Evans”) hereby establishes this Evans Bancorp, Inc. Executive Severance Plan (the “Plan”), which is a self-insured severance plan for certain of its key executive management personnel.  The term “Company” means Evans and any Organization Under Common Control that is covered under the Plan in accordance with Section 5.6, including Evans Bank, N.A. (“Bank”).  The effective date of the Plan is April 1, 2012 (the “Effective Date”), revised on July 26, 2016. The Plan Year is the calendar year.

Article II.
PARTICIPATION

Section 2.1.Eligible Executives.  Each Eligible Executive, as hereafter defined, will become a Participant in the Plan on the later of: (i) the first day on which the individual becomes an Eligible Executive; or (ii) the Effective Date. The term “Eligible Executive” means any employee of the Company who has been designated by the Chief Executive Officer of Evans eligible to participate in this Plan, and as of July 26, 2016, the Eligible Employees designated by the Chief Executive Officer are: John Connerton and Robert G. Miller, Jr.    If any employee becomes a Participant and subsequently has an event occur that triggers an employment or change in control agreement to provide payment for severance or other similar post-employment compensation, the employee will cease to be a Participant as of that date.

Section 2.2.Exclusive Benefit.  A Participant in this Plan will not be eligible to receive any other benefit under the terms of the Evans Bancorp, Inc. Separation Pay Plan.

Article III.
BENEFITS AND PAYMENT OF BENEFITS

Section 3.1.In General.  Each Participant (i) whose employment is involuntarily terminated by the Company for reasons other than Cause, as hereafter defined; or (ii) who is required to move employment to a location further than 35 miles of the Participant’s current place of employment and who does not accept such relocation and terminates employment; or (iii) whose aggregate compensation is materially reduced by 25% or more and who terminates employment,   will receive a Severance Payment, as determined under Section 3.2, if the Participant remains in employment with the Company through his or her release date as established by the Company.

(a)For purposes of this Plan, termination for “Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, insubordination, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Code of

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Ethics of either the Bank or the Company, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank, failure to perform stated duties after receiving written notice of Executive’s failure to perform assigned duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order.

No act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer.  Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.

(b)Upon the occurrence of any event described in Section 3.1(ii) or (iii) above, the Participant shall have the right to elect to terminate his employment by resignation upon not less than thirty (30) days prior written notice to Evans, which notice must be given by the Participant within ninety (90) days after the initial event giving rise to said right to elect to terminate his employment.  Notwithstanding the preceding sentence, in the event of a continuing breach by Evans, the Participant, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights by virtue of the fact that Participant has submitted his resignation but has remained in the employment of Evans and is engaged in good faith discussions to resolve any occurrence of an event described above.  Evans shall have at least thirty (30) days to remedy any condition set forth above, provided, however, that Evans shall be entitled to waive such period and make an immediate payment hereunder.

Section 3.2.Benefit Amount.  A Participant’s Severance Payment will be equal to:

(i)The Participant’s base salary, determined as of the date of termination, for twelve (12) months, plus the Participant’s short term incentive amount at the target level pro-rated for the time during the year in which the Participant was actively employed by the Company

In addition, for a twelve (12)-month period following the termination of employment, Evans will reimburse the Participant for outplacement services in an amount not to exceed $5,000; provided however, that reimbursements for such outplacement services shall be made in a cash lump sum within 30 days of Participant’s remittance to Evans of a receipt for such services.

Section 3.3.Form of Benefit Payment.  A Participant will receive his or her benefit in the form of direct deposit to his or her bank account in accordance with the normal payroll process over the period of the Severance Payment.  All applicable payroll taxes and withholding will be applied.  Severance Payments and benefits payable under this Plan will not be treated as

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compensation for purposes of calculating benefits under any other employee benefit plan maintained by the Company.

Notwithstanding any other provision in this Plan,  “termination of employment” shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations thereunder, such that Evans and the Participant reasonably anticipate that the level of bona fide services the Participant would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

Notwithstanding anything in this Agreement to the contrary, if the Participant is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to the Participant prior to the first day of the seventh month following the date of termination in excess of the “permitted amount” under Code Section 409A.  For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of Participant’s annualized compensation based upon the annual rate of pay for services provided to Evans for the calendar year preceding the year in which occurs the date of termination or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which occurs the date of termination.  Payment of the “permitted amount” shall be made in accordance with regular payroll practices.  Any payment in excess of the permitted amount shall be made to the Participant on the first day of the seventh month following the date of termination.

Section 3.4.Forfeitures of Benefits.  A Participant will forfeit his or her right to any unpaid Severance Payments benefits if he or she is reemployed by the Company in a comparable position, as determined by the Board of Directors of the Company.

Section 3.5.Effect of Regulatory Actions.  Any actions by Evans under this Agreement must comply with the law, including regulations and other interpretive action, of the Federal Deposit Insurance Act, Federal Deposit Insurance Corporation, or other entities that supervise any of the activities of Evans.  Specifically, any payments to the Participant by Evans, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

Section 3.6.Golden Parachute Adjustments.  Notwithstanding anything in this Agreement or any other agreement to the contrary:

(a)In the event Evans (or its successor) and the Participant both determine, based upon the advice of the independent public accountants for Evans, that part or all of the consideration, compensation or benefits to be paid to the Participant under this Agreement constitute “parachute payments” under Code Section 280G(b)(2) then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any

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consideration, compensation or benefits to be paid to the Participant under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Participant’s “base amount,” as defined in Code Section 280G(b)(3) (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Participant shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Participant Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Participant determines, based upon the advice of an independent public accounting firm (which may, but need not be the independent public accountants of Evans), that without such reduction the Participant would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Code Section 4999), an amount which is greater than the amount, on a net after tax basis, that the Participant would be entitled to retain upon Executive’s receipt of the Reduced Amount.

(b)If the determination made pursuant to subsection (a) above results in a reduction of the payments that would otherwise be paid to the Participant except for the application of this Section, then the Participant may then elect, in the Participant’s sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise Evans in writing of the Participant’s election within ten days of the determination of the reduction in payments; provided, however, that if it is determined that such election by the Participant shall be in violation of Code Section 409A, or if no such election is made by the Participant within such ten-day period, the allocation of the required reduction shall be pro-rata..  If no such election is made by the Participant within such ten-day period, Evans may elect which and how much of any entitlement shall be eliminated or reduced and shall notify the Participant promptly of such election.  Within ten days following such determination and the elections hereunder, Evans shall pay or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under this Agreement and shall promptly pay or distribute to or for the benefit of the Participant in the future such amounts as become due to the Participant under this Agreement.

(c)As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by Evans which should not have been made under clause (a) of this Section (an “Overpayment”) or that additional payments which are not made by Evans pursuant to clause (a) of this Section should have been made (an “Underpayment”).  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Overpayment arises, any such Overpayment shall be treated for all purposes as a loan to the Participant which the Participant shall repay to Evans together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2).  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any

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such Underpayment shall be promptly paid by Evans to or for the benefit of the Participant, together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2).

The calculations required by clause (a) of this Section will be made by Evans’s independent accounting firm engaged immediately prior to the event that triggered the payment, in consultation with Evans’s outside legal counsel, and for purposes of making the calculation the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999, provided that the accounting firm’s determinations must be made with substantial authority (within the meaning of Code Section 6662).

Article IV.
ADMINISTRATION OF PLAN

Section 4.1.Appointment of Plan Administrator and Responsibility for Administration of Plan.    The Compensation Committee of Evans’ Board of Directors shall serve as Plan Administrator and shall administer this Plan in accordance with its terms. The Plan Administrator may designate other persons to carry out the responsibilities to control and manage the operation of the Plan.

Section 4.2.Agents.  The Plan Administrator may employ such agents, including counsel, as it may deem advisable for the administration of the Plan.  Such agents need not be Participants under the Plan.

Section 4.3.Compensation.  The Company shall pay all the expenses of the Plan Administrator.  The Company shall indemnify any employees of the Company to whom responsibilities have been delegated under Section 4.1 against any liability incurred in the course of administration of the Plan, except liability arising from their own gross negligence or willful misconduct.

Section 4.4.Records.  The acts and decisions of the Plan Administrator shall be duly recorded.  The Plan Administrator shall make a copy of this Plan available for examination by any Participant during the business hours of the Employer.

Section 4.5.Defect or Omission.  The Plan Administrator shall refer any material defect, omission or inconsistency in the Plan to the Board of Directors of Evans for such action as may be necessary to correct such defect, supply such omission or reconcile such inconsistency.

Section 4.6.Liability.  Except for their own negligence, willful misconduct or breach of fiduciary duty, neither the Plan Administrator nor any agents appointed by the Plan Administrator shall be liable to anyone for any act or omission in the course of the administration of the Plan.

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Section 4.7.Contributions and Financing.  All benefits required to be paid by the Company under the Plan shall be paid as due directly by the Company from its general assets.

Section 4.8.Claims Procedure.  The claims procedure set forth in this paragraph is the exclusive method of resolving disputes that arise under the Plan.

(a)Written Claim.  Any person asserting any rights under this Plan must submit a written claim to the Compensation Committee of Evans’s Board of Directors (the “Committee”).  The Committee shall render a decision within a reasonable period of time from the date on which the Committee received the written claim, not to exceed 90 days, unless an extension of time is necessary due to reasonable cause.

(b)Denial of Claim.  If a claim is denied in whole or in part, the claimant must be provided with the following information:

(1)A statement of specific reasons for the denial of the claim;

(2)References to the specific provisions of the Plan on which the denial is based;

(3)A description of any additional material or information necessary to perfect the claim with an explanation of why such material information is necessary;

(4)An explanation of the claims review procedures with a statement that the claimant must request review of the decision denying the claim within 30 days following the date on which the claimant received such notice.

(c)Review of Denial.  The claimant may request that the Evans Board of Directors review the denial of a claim.  A request for review must be in writing and must be received by the Board of Directors within 30 days of the date on which the claimant received written notification of the denial of the claim.  The Board of Directors will render a decision with respect to a written request for review within 60 days from the date on which the Board of Directors received the request for review.  If the request for review is denied in whole or in part, the Board of Directors must mail the claimant a written decision that includes a statement of the reasons for the decision.

Article V.
MISCELLANEOUS PROVISIONS

Section 5.1.Plan Terms are Legally Enforceable.  The Company intends that the terms of this Plan, including those relating to coverage and benefits, are legally enforceable.

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Section 5.2.Plan Exclusively Benefits Employees.  The Company intends that the Plan is maintained for the exclusive benefit of employees of the Company.

Section 5.3.Illegality of Particular Provision.  The illegality of any particular provision of the Plan shall not affect the other provisions, and the Plan shall be construed in all other respects as if such invalid provision were omitted.

Section 5.4.Applicable Laws.  To the extent not pre-empted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Plan shall be governed by the laws of the State of New York.

Section 5.5.Non-Guaranty of Employment.  Nothing in this Plan shall be construed as granting any Participant a right to continued employment with the Company.

Section 5.6.Coverage of Plan by Organization Under Common Control.  The Plan is adopted by Evans and covers any Organization Under Common Control with Evans.  The term “Organization Under Common Control” means (i) an Affiliated Corporation, (ii) a Related Business, (iii) an Affiliated Service Organization or (iv) any other entity required to be aggregated with Evans pursuant to Section 414(o) of the Code and the regulations thereunder.  The term “Affiliated Corporation” means any corporation that is a member of a controlled group of corporations as defined in Section 414(b) of the Code, which includes Evans.  The term “Related Business” means any trade or business included in a group of trade or businesses with Evans which are under common control, as defined in Section 414(c) of the Code.  The term “Affiliated Service Organization” means any service organization which is a member of an affiliated service group, as defined in Section 414(m) of the Code, which includes Evans.

Article VI.
AMENDMENT AND TERMINATION

Section 6.1.Amendment of the Plan.    Evans intends to maintain this Plan indefinitely, but reserves the right to amend, modify or terminate the Plan at any time.  Evans may make modifications or amendments to the Plan that are necessary or appropriate to maintain the Plan as a plan meeting the requirements of the applicable provisions of ERISA.

Article VII.
POST TERMINATION OBLIGATIONS

Section 7.1.Each Participant hereby covenants and agrees that, for a period of one (1) year following his termination of employment with Evans, he shall not, without the written consent of Evans, either directly or indirectly:

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(i)solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of Evans, or any of its subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of Evans, or any of its direct or indirect subsidiaries or affiliates or has headquarters or offices within 100 miles of the locations in which Evans, or any of its direct or indirect subsidiaries or affiliates, has business operations or has filed an application for regulatory approval to establish an office;

(ii)become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with Evans or its affiliates in the same geographic locations where Evans or its affiliates has material business interests; or

(iii)solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of Evans or any of its direct or indirect subsidiaries or affiliates to terminate an existing business or commercial relationship with Evans.

Section 7.2.Each Participant shall, upon reasonable notice, furnish such information and assistance to Evans as may reasonably be required by Evans, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Participant shall not be required to provide information or assistance with respect to any litigation between the Participant and Evans or any of its subsidiaries or affiliates.

Section 7.3.All payments and benefits to a Participant under this Plan shall be subject to the Participant’s compliance with this Article VII.  The parties hereto, recognizing that irreparable injury will result to Evans, its business and property in the event of Participant’s breach of this Article VII, agree that, in the event of any such breach by a Participant, Evans will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Participant and all persons acting for or with the Participant. The Participant represents and admits that Participant’s experience and capabilities are such that Participant can obtain employment in a business engaged in other lines and/or of a different nature than Evans, and that the enforcement of a remedy by way of injunction will not prevent Participant from earning a livelihood.  Nothing herein will be construed as prohibiting Evans from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Participant.

IN WITNESS WHEREOF,  Evans has duly executed this Plan as of the date first above written.

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EVANS BANCORP, INC.

__July 26, 2016_________________By: /s/ David J. Nasca

Date                                                                 David J. Nasca, President and Chief Executive Officer

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EVANS BANCORP, INC.

EXECUTIVE SEVERANCE PLAN

Section 2.1 Eligible Executives

Eligible Executives Appointed by the Chief Executive Officer as of 7/26/16 include:

•John Connerton

•Robert G. Miller, Jr.

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